Exhibit 10.39

STOCK OPTION GRANT AGREEMENT

2009 MCDERMOTT INTERNATIONAL, INC. LONG-TERM INCENTIVE PLAN

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The grant of Options (as defined below) set forth under this Grant Agreement is being made in connection with the spin-off of The Babcock & Wilcox Company from McDermott International, Inc. pursuant to the Plan (as defined below). This grant, including the terms and conditions thereof as set forth in this Grant Agreement, is issued as a replacement grant in substitution of the stock option award granted to you on                      (the “Original Grant Date”), which award is hereby cancelled.

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The Compensation Committee of the Board of Directors (the “Committee”) of McDermott International, Inc. (the “Company”) granted to you on August 2, 2010 (the “Date of Grant”), pursuant to the 2009 McDermott International, Inc. Long-Term Incentive Plan, (the “Plan”) of the Company, certain Non-Qualified Stock Options (the “Options”), upon the terms and conditions set forth in the Plan, and/or in this Agreement (hereinafter the “Grant”). The provisions of the Plan are incorporated herein by reference and a copy of the Plan is enclosed for your reference.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. Whenever the words “you or your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Subject to provisions of the Plan, the terms and conditions of this grant of the Options, are as follows:

1.	Number and Price of Options – The Company grants to you the option to purchase from the Company at the price set forth in the attached Notice of Grant up to, but not exceeding in the aggregate, the number of shares of the Company’s common stock (the “Common Stock”), as shown on the attached Notice of Grant and as explained hereinafter and in the Plan.

2.	Option Term – Options have been granted for a period of years from the Original Grant Date (the “Option Term”).

3.	Vesting of Options – As applicable, Subject to the “Forfeiture of Options” paragraph below, options do not provide you with any rights or interest therein until they vest and become exercisable in one-third (1/3) increments on the first, second and third anniversaries of the Original Grant Date. Options which are or become exercisable at the time of termination of employment continue to be exercisable until terminated in accordance with Paragraph 6 below.

All unvested Options shall become vested and exercisable upon your termination of employment due to death or disability, or upon the occurrence of a “Change in Control” as defined in the Plan.

If your employment is terminated prior to the third anniversary of the Date of Grant due to “Retirement,” 25% of the then unvested Options will become vested and exercisable provided your termination date is on or after the first anniversary of the Original Grant Date, and 50% of the then unvested Options will become vested and exercisable provided your termination date is on or after the second anniversary of the Original Grant Date. For this purpose, “Retirement” means a voluntary termination of employment after attaining age 60 and completing 10 years of service with the Company or its subsidiaries, or an involuntary termination due to reduction in force. For purposes of this Agreement, a reduction in force shall mean a termination of employment due to elimination of a previously required position or previously required services, or due to the consolidation of departments, abandonment of plants or offices, technological change or declining business activities, where such termination is intended to be permanent; or under other circumstances which the Compensation Committee, in accordance with standards uniformly applied with respect to all similarly situated employees, designates as a reduction in force.

The Committee, in its sole discretion, may provide for additional vesting.

4.	Forfeiture of Options – As applicable, Options which are not and do not vest and become exercisable at your termination of employment with the Company or its subsidiaries for any reason shall, coincident therewith, terminate and be of no force and effect.

In the event that (i) you are convicted of (1) a felony or (2) misdemeanor involving fraud, dishonesty or moral turpitude, or (ii) you engage in conduct that adversely effects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole discretion of the Committee, then all outstanding Options awarded to you under this grant terminate and have no force and effect immediately upon notice of such conviction or determination. In addition, your right to exercise Options may be suspended during any inquiry regarding any such acts pending a final determination by the Committee.

5.	How to Exercise – Charles Schwab & Co., Inc. (“Schwab”) currently administers the Company’s stock plans and you must exercise your Options with Schwab. You have two ways to exercise your Options through Schwab:

Online – http://equityawardcenter.schwab.com; or

Telephone – 1-800-654-2593.

Certain restrictions apply if you are a Section 16 insider. The Committee may change Plan administrators or exercise procedures from time to time. You will be notified of such changes, as applicable.

6.	Termination of Options – The Options, which become exercisable as provided in paragraph 3 above, shall terminate and be of no force or effect as follows:

(a)	If your employment terminates during the Option Term by reason of Retirement or disability, the Options terminate and have no force or effect upon the expiration of the Option Term;

(b)	If your employment terminates during the Option Term by reason of death, the Options terminate and have no force or effect three (3) years after the date of death, or upon the expiration of the Option Term, whichever occurs first;

(c)	If your employment terminates during the Option Term for any other reason, the Options terminate and have no force or effect upon the expiration of twelve (12) months after your termination of employment or the expiration of the Option Term, whichever occurs first; and

(d)	If you continue in the employ of the Company through the Option Term, the Options terminate and have no force or effect upon the expiration of the Option Term.

7.	Who Can Exercise – During your lifetime the Options shall be exercisable only by you. No assignment or transfer of the Options, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order, shall vest in the assignee or transferee any interest whatsoever.

You will recognize income upon the exercise of non-qualified stock options in accordance with the tax laws of the jurisdiction that is applicable to you. You will be required to pay forthwith to the Company the amount which the Company must withhold on your behalf upon exercise of the Options. State income tax and FICA withholding may also be required and will be withheld in the same manner.

Neither the action of the Company in establishing the Plan, nor any action taken by it, by the Committee or the Board of Directors under this Plan nor any provisions of this Agreement shall be construed as giving to you the right to be retained in the employ of the Company.

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